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                                                                  Exhibit (c)(1)

THOMAS H. LEE COMPANY              75 State Street, Boston, Massachusetts 02109
EVERCORE CAPITAL PARTNERS LP       Telephone 617-227-1050 Fax 617-227-3514
                                   65 East 55th Street, New York, New York 10022
                                   Telephone 212-857-3100 Fax 212-857-3101


October 11, 1999

BFH Merger Corp.
75 State Street, 26th Floor
Boston, Massachusetts 02119

                          RE: RECAPITALIZATION PROPOSAL
                              -------------------------

Dear Sirs or Madams:

         This letter replaces our letter to you of June 29, 1999.

         Thomas H. Lee Company, affiliates of Evercore Capital Partners LP and certain other equity investors intend to consummate a recapitalization (the "RECAPITALIZATION") of Big Flower Holdings, Inc. (the "COMPANY") through the merger of BFH Merger Corp. ("BFH"), an affiliate of Thomas H. Lee Company and of Evercore Capital Partners LP, with and into the Company.

         This is to advise you that, under the terms and conditions set forth below:

         (a) THL Equity Advisors IV, LLC on behalf of Thomas H. Lee Equity Fund IV, L.P. and affiliates (the "THL FUND") hereby commits to purchase up to $369,142,866 of common stock of BFH in relation to the Recapitalization, which amount will be reduced as follows:

                  (i) by $28,706,897 if a separate acquisition of Columbine JDS Systems, Inc. is consummated pursuant to Section
                           5.14 (or its equivalent) of the Amended and Restated Agreement and Plan of Merger executed in substantially the form attached to this commitment, and

                  (ii) by the amount, if any, of the contributions by the THL Fund to an affiliate or affiliates of MergeCo with respect to the consummation of the transactions contemplated by Section 5.15 (or its equivalent) of the Amended and Restated Agreement and Plan of Merger executed in substantially the form attached to this commitment, which aggregate amount the THL Fund expects to be no more that $28,287,155.

         (b) Evercore Partners LLC on behalf of Evercore Capital Partners LP (the "EVERCORE FUND", together with the THL Fund, the "FUNDS") hereby commits to purchase up to

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BFH Merger Corp.
October 11, 1999
Page 2

                  $88,441,272 of common stock of BFH in relation to the Recapitalization, which amount will be reduced as follows:

                  (i) by $8,293,103 if a separate acquisition of Columbine JDS Systems, Inc. is consummated pursuant to Section
                           5.14 (or its equivalent) of the Amended and Restated Agreement and Plan of Merger executed in substantially the form attached to this commitment, and

                  (ii) by the amount, if any, of the contributions by the Evercore Fund to an affiliate or affiliates of MergeCo with respect to the consummation of the transactions contemplated by Section 5.15 (or its equivalent) of the Amended and Restated Agreement and Plan of Merger executed in substantially the form attached to this commitment, which aggregate amount the Evercore Fund expects to be no more than $8,171,845.

1.       CONDITIONS. The commitments set forth herein shall be subject to:

         (a) execution of documentation customary in financings of this type; and

         (b) execution of an Amended and Restated Agreement and Plan of Merger, to replace the Agreement and Plan of Merger dated as of June 29, 1999, to be used to implement the Recapitalization in the form attached to this commitment (including changes reason ably acceptable to the Funds) and satisfaction (and not waiver) of all conditions set forth therein.

2. EXPENSES. If the transactions contemplated by this letter shall be consummated, BFH shall pay and save the Funds harmless against any liability for all reasonable out-of-pocket expenses of the Funds for attorneys, accountants and other professional services required in conjunction with (i) the preparation of this letter, (ii) the "due diligence" process involved in evaluating the status of the affairs of the Company, (iii) the negotiation, documentation and closing of the transactions contem plated hereby, and (iv) all related printing, reproduction, or similar transactional costs, PROVIDED, HOWEVER, that BFH shall not be required to pay for such expenses if the Funds fail to close this transaction for reasons which are unrelated to the satisfaction of any of the conditions of this commitment letter in accordance with the terms hereof.

3. INDEMNIFICATION. BFH agrees to indemnify and to hold harmless the Funds from and against any and all actions, suits, proceedings (including any investigations or inquiries), losses, claims, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve the Funds or any of their respective partners, officers, agents or employ ees as a result of or arising out of or in any way related to the transactions described in this letter,

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BFH Merger Corp.
October 11, 1999
Page 3


PROVIDED, HOWEVER, that the Funds shall not have the right to be indemnified hereunder for their own gross negligence or willful misconduct as determined by a court of competent jurisdiction. BFH further agrees to pay or reimburse to the Funds upon demand any legal or other expenses incurred by the Funds in connection with investigating, defending or preparing to defend any such action, writ, claim or proceeding (including any inquiry or investigation). The provisions of this paragraph 3 and the immediately preceding paragraph 2 are independent of all other obligations of BFH hereunder and shall survive termination or expiration of the commitment embodied in this letter.

4. EXPIRATION DATE. The commitments set forth herein shall expire automatically, unless accepted in writing by you before 5:00 p.m. on October 11, 1999.

5. CLOSING DATE. The commitments to purchase common equity as set forth herein, as so accepted by you, shall expire if not closed on or before December 31, 1999.

6. NO ASSIGNMENT. The commitments evidenced by this letter shall not be assignable by you without each of the Funds' prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the Funds and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment.


         If this letter is agreeable to you, please so indicate by signing in the space indicated.


                                          Very truly yours,


                                          [SIGNATURE PAGE FOLLOWS]


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BFH Merger Corp.
October 11, 1999
Page 4


                                    THOMAS H. LEE EQUITY FUND IV, L.P.

                                    By: THL Equity Advisors IV, LLC
                                        General Partner


                                    By: /s/ Anthony J. DiNovi
                                        ------------------------------------
                                        Name:  Anthony J. DiNovi
                                        Title: Managing Director



                                    EVERCORE CAPITAL PARTNERS LP

                                    By: Evercore Partners LLC
                                        General Partner


                                    By: /s/ Austin M. Beutner
                                        ------------------------------------
                                        Name:  Austin M. Beutner
                                        Title: Authorized Person



Accepted and agreed as of October 11, 1999:

BFH MERGER CORP.


By: /s/ Anthony J. DiNovi
    -------------------------------
    Name: Anthony J. DiNovi
    Title: Chairman of the Board